Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SALIX PHARMACEUTICALS, LTD.

INKINE PHARMACEUTICAL COMPANY, INC.

AND

METAL ACQUISITION CORP.

DATED AS OF JUNE 23, 2005

Schedule 1.5 – Directors and Officers of the Surviving Corporation

INDEX OF DEFINED TERMS

Section
401(k) plan	7.15(a)
Acquisition Proposal	7.9(b)
Affiliate	10.2
Agreement	Preamble
Beneficial owner, beneficial ownership and beneficially own	10.2
Benefit Plans	3.15(k)
Blue Sky Laws	3.5(b)
Business Day	10.2
Certificate and Certificates	2.2(b)
Certificate of Merger	1.2
Closing	1.6
Closing Date	1.6
COBRA	3.14(f)
Code	Recitals
Confidentiality Agreements	7.3
Control, controlled by and under common control with	10.2
CSA	3.25(a)
DEA	3.25(a)
Effective Time	1.2
Encumbrance	10.2
Environmental Laws	3.17(f)(ii)
ERISA	3.14(a)
Exchange Act	3.5(b)
Exchange Agent	2.2(a)
Exchange Ratio	2.1(a)
FDA	3.25(a)
FDCA	3.25(a)
GAAP	1.8
Governmental Entity	3.5(b)
Hazardous Materials	3.17(f)(iii)
HSR Act	3.5(b)
Indebtedness	10.2
Indemnified Party and Indemnified Parties	7.7(a)
Intellectual Property	10.2
Interim Period	7.1
Iron	Preamble
Iron Benefit Plans	3.15(k)
Iron Commonly Controlled Entity	3.15(k)
Iron Common Stock	Recitals
Iron Convertible Securities	10.2
Iron Directors’ Recommendation	3.19
Iron Environmental Claim	3.17(f)(i)
Iron Environment Permits	3.17(a)

4

Iron Material Contracts	3.13
Iron Option	2.3(a)
Iron Permits	3.9
Iron Preferred Stock	3.3(a)
Iron Real Property	3.15
Iron Restricted Stock	2.1(e)
Iron SEC Reports	3.6(a)
Iron Stockholder Approval	3.4
Iron Stockholders Meeting	7.4(b)
Iron Stock Option Plans	2.3(a)
Iron Subsidiary and Iron Subsidiaries	3.1
Iron Tax Returns	3.11
Joint Proxy Statement/Prospectus	3.24
Material Adverse Effect	10.2
Material weakness	3.6(g)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.14(c)
Nasdaq	3.5(b)
New York Law	1.1
Notice of Superior Proposal	7.9(b)
Parachute Gross Up Payment	3.14(e)
Person	10.2
Pharmaceutical Product	3.25(a)
PHSA	3.25(a)
Principal executive officer	3.6(c)
Principal financial officer	3.6(c)
Receiving Party	7.3
Registration Statement	3.24
Representatives	7.9(b)
Securities Act	3.5(b)
Significant deficiency	3.6(g)
Steel	Preamble
Steel Business Combination Proposal	9.2(c)
Steel Common Stock	Recitals
Steel Rights Plan	5.3(a)
Steel SEC Reports	5.6(a)
Steel Share Price	2.1(a)
Steel Stockholder Approval	5.4
Steel Stockholders Meeting	7.4(c)
Steel Stock Plans	5.3(a)
Steel Subsidiary and Steel Subsidiaries	5.1
Subsidiary	10.2
Superior Proposal	7.9(b)
Surviving Corporation	1.1
Tax, Taxable and Taxes	10.2
Termination Date	9.1(c)
Termination Fee	9.2(b)

5

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of June 23, 2005 (this “Agreement”), among Salix Pharmaceuticals, Ltd., a Delaware corporation (“Steel”), Metal Acquisition Corp., a New York corporation and a direct wholly owned subsidiary of Steel (“Merger Sub”), and InKine Pharmaceutical Company, Inc., a New York corporation (“Iron”).

WITNESSETH:

WHEREAS, the Boards of Directors of Iron and Steel deem it advisable and in the best interests of each corporation and its respective stockholders that Iron and Steel engage in a business combination in order to advance the long-term strategic business interests of Iron and Steel;

WHEREAS, the combination of Iron and Steel shall be effected by the terms of this Agreement through a merger as outlined below;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Iron and Steel have approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.0001 per share, of Iron (“Iron Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), will be converted into the right to receive shares of common stock, $0.001 par value per share, of Steel, including the attached preferred stock purchase rights under the Steel Rights Plan (“Steel Common Stock”) as set forth in Section 2.1;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Steel and Merger Sub to enter into this Agreement, certain holders of Iron Common Stock, have entered into agreements with Steel pursuant to which, among other things, such holders have agreed to vote their shares of Iron Common Stock in favor of approval and adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Iron to enter into this Agreement, certain holders of Steel Common Stock, have entered into agreements with Iron pursuant to which, among other things, such holders have agreed to vote their shares of Steel Common Stock in favor of approval of the issuance of Steel Common Stock in the Merger (as defined below) pursuant to this Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

The Merger

Section 1.1. The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (“New York Law”), at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into Iron (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Iron shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly-owned subsidiary of Steel.

Section 1.2. Effective Time

As promptly as practicable on the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the New York Department of State, as required by, and executed in accordance with the relevant provisions of, New York Law (the time of the filing of the Certificate of Merger or the time specified therein being the “Effective Time”).

Section 1.3. Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and purposes of Merger Sub and Iron shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of Merger Sub and Iron shall become the liabilities, obligations and penalties of the Surviving Corporation.

Section 1.4. Certificate of Incorporation; Bylaws

At the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

Section 1.5. Directors and Officers

The directors and officers of the Surviving Corporation immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.6. Closing

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place no later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof (the “Closing Date”) at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina, or at such other time, date and place as agreed to in writing by the parties hereto.

Section 1.7. Subsequent Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8. Tax and Accounting Treatment of the Merger

It is intended by the parties hereto that the Merger shall (a) qualify as a reorganization within the meaning of Section 368(a) of the Code, and (b) be accounted for as a purchase under United States generally accepted accounting principles (“GAAP”). The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Code Section 354(a)(1) and Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, and intend that each of Steel, Merger Sub and Iron be a “party to a reorganization” within the meaning of Code Section 368(b).

Article II

Conversion of Securities; Exchange of Certificates

Section 2.1. Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of Steel, Merger Sub, Iron or the holders of any of the securities referred to in this Section 2.1:

(a) Common Stock. Each share of Iron Common Stock (excluding any shares described in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a fraction of a share of Steel Common Stock equal to the Exchange Ratio. The “Exchange Ratio” shall equal $3.55 divided by the Steel Share Price and rounded to four decimal places; provided however, that if the Steel Share Price is greater than $20.44, then the Exchange Ratio shall equal 0.1737 and if the Steel Share Price is less than $16.00, then the Exchange Ratio shall equal 0.2219. The “Steel Share Price” shall mean the average (rounded to the nearest cent) of the per share closing prices of Steel Common Stock as reported by Nasdaq for the forty trading days ending on the second trading day prior to the Closing Date. The shares of Steel Common Stock issuable to the holders of Iron Common Stock pursuant hereto (including shares to be reserved for issuance upon exercise of any Iron Convertible Securities to be assumed by Steel pursuant to the terms of this Agreement), together with the amount of cash in lieu of fractional shares payable pursuant to Section 2.1(d), is sometimes referred to herein, collectively, as the “Merger Consideration”. All shares of Iron Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holders of certificates previously evidencing such shares of Iron Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Iron Common Stock. Each such certificate previously evidencing such shares of Iron Common Stock shall be exchanged for the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2 multiplied by the Exchange Ratio.

(b) Treasury Stock. All shares of capital stock of Iron held in the treasury of Iron immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

(c) Merger Sub Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) No Fractional Shares. No certificate or scrip representing any fractional shares of Steel Common Stock shall be issued pursuant to Section 2.1(a), and other than the right to receive the cash payment pursuant to this Section 2.1(d), any such fractional interests shall not entitle the owner thereof to any rights as a securityholder of Steel. Notwithstanding any other provision hereof, all holders of Iron Common Stock otherwise entitled to receive fractional shares of Steel Common Stock pursuant to Section 2.1(a) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Steel Common Stock to which the holder of Iron Common Stock would otherwise be entitled under Section 2.1(a) multiplied by the closing price per share of Steel Common Stock on the Closing Date. As promptly as possible after the determination of the amount of cash to be paid to holders of fractional interests, the Exchange Agent shall so notify Steel, and Steel shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to holders of such fractional interests subject to and in accordance with the terms hereof.

(e) Restricted Stock. Each share of Iron Common Stock that, as of the Effective Time, remains subject to repurchase by Iron in the event a Iron employee ceases to be employed by Iron (“Iron Restricted Stock”) shall be converted into Merger Consideration pursuant to Section 2.1(a) hereof; provided, however, that the Steel Common Stock issuable to the holder of the Iron Restricted Stock pursuant to this Agreement shall be registered in such holder’s name, but shall be held by the Surviving Corporation or Steel pending the satisfaction of the applicable vesting periods and acceleration terms pursuant to existing agreements in effect at the Effective Time. Iron hereby assigns to the Surviving Corporation all repurchase rights relating to the Iron Restricted Stock, effective at the Effective Time. A listing of the holders of Iron Restricted Stock as of the date hereof, together with the number of shares of Iron Restricted Stock held by each (and the vesting terms relating thereto), is set forth in Section 2.1(e) of the Iron Schedule of Exceptions.

Section 2.2. Exchange of Certificates

(a) Exchange Agent. As of the Effective Time, Steel shall deposit the Merger Consideration with Wachovia Bank or an exchange agent designated by Steel and reasonably acceptable to Iron (the “Exchange Agent”), for the benefit of the former holders of shares of Iron Common Stock (excluding any shares described in Section 2.1(b) or 2.1(e)), for issuance and payment in accordance with this Article II. Steel shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration pursuant to Sections 2.1(a) and 2.1(d).

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Steel shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (each a “Certificate” and collectively, the “Certificates”) that immediately prior to the Effective Time evidenced outstanding shares of Iron Common Stock (excluding any shares described in Section 2.1(b)): (i) a form letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly completed and any other required documents, the holder of such Certificate shall be entitled to receive, subject to Section 2.1(e) with respect to any Iron Restricted Stock, in exchange therefor the applicable amount of Merger Consideration pursuant to Section 2.1(a) and Section 2.1(d) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(i), and such Certificate shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Iron Common Stock which are not registered in the transfer records of Iron under the name of the Person surrendering such Certificate, a certificate representing the proper number of shares of Steel Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if (x) such Certificate shall be properly endorsed or otherwise be in proper form for transfer to the Person surrendering such Certificate and requesting such issuance, (y) such Person surrendering such Certificate and requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Steel Common Stock to a Person other than the registered holder of such Certificate or shall establish to the satisfaction of Steel that such Taxes have been paid or are not applicable, and (z) such Person surrendering such Certificate shall, if required by Steel, have such Person’s signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in Section 2.1, without any interest thereon.

(c) No Further Rights in Stock. All Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.1 and 2.2 hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Iron Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Iron Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to Steel, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

(d) Investment of Merger Consideration. The Exchange Agent shall invest any cash included in the Merger Consideration, as directed by Steel, on a daily basis. Any interest and other income resulting from such investments shall be paid to Steel.

(e) Termination of Exchange Agent. One hundred eighty (180) days after the Effective Time, the Exchange Agent will be terminated as such and will deliver to Steel any portion of the Merger Consideration that remains undistributed to the holders of Iron Common Stock, and any holder of Iron Common Stock that have not theretofore complied with this Article II shall thereafter look only to Steel for the Merger Consideration to which such holder is entitled pursuant hereto.

(f) No Liability. Neither Steel, the Exchange Agent nor the Surviving Corporation shall be liable to any holder of shares of Iron Common Stock for any Steel Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding of Tax. Steel or the Exchange Agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Iron Common Stock such amounts as Steel (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Steel (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Iron Common Stock in respect of whom such deduction and withholding was made by Steel (or any Affiliate thereof) or the Exchange Agent.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Iron Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and the posting by such Person of a bond in such reasonable amount as Steel may direct as indemnity against any claim that may be made against Steel, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Steel shall cause the Exchange Agent to pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

(i) Distributions With Respect To Unexchanged Iron Common Stock. No dividends or other distributions declared or made with respect to Steel Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Steel Common Stock such holder is entitled to receive pursuant to Section 2.1 until such holder shall surrender such Certificate. Subject to applicable law and the provisions of this Article II, following the surrender of any such Certificate, there shall be paid to the record holder of the shares of Steel Common Stock issued in exchange for such Certificate, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Steel Common Stock.

Section 2.3. Treatment of Iron Options and Warrants

(a) Iron Options. As of the Effective Time, each outstanding option to purchase or acquire shares of Iron Common Stock (an “Iron Option”) granted either: (i) under Iron’s 1993 Stock Option Plan, 1997 Consultant Stock Option Plan, 1999 Equity Compensation Plan or 2004 Equity Compensation Plan, each as amended (collectively, the “Iron Stock Option Plans”); or (ii) outside of the Iron Stock Option Plans for the purchase of a total of 1,147,023 shares of Iron Common Stock, shall be converted into an option to acquire Steel Common Stock as provided for in this Section 2.3(a). As of the

Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject as of the Effective Time (including the terms and conditions of any applicable Iron Stock Option Plan), except that (i) each Option shall be exercisable for that number of whole shares of Steel Common Stock equal to the product, rounded up to the nearest whole number, of (A) the aggregate number of shares of Iron Common Stock subject to such Option at the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the exercise price per share of Steel Common Stock issuable pursuant to each Option shall be equal to the exercise price per share of Iron Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. Except for changes to the Options expressly provided for in the applicable Iron Stock Option Plan by reason of the consummation of the transactions contemplated hereby, the assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights which such holders did not have as of the Effective Time, or relieve the holders of such Options of any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided for herein with respect to any Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner that is consistent with continued treatment of such Options as “incentive stock options” under Section 424(a) of the Code. The Iron Stock Option Plans shall be assumed by Steel with respect to all outstanding Options granted under the Iron Stock Option Plans, and no further options to purchase or acquire shares of Iron Common Stock or other awards or rights shall be granted under the Iron Stock Option Plans after the Effective Time. The duration and other terms of the new options provided for in this Section 2.3(a) shall be the same as the original Options except that all references to Iron shall be references to Steel.

(b) Iron Warrants. As of the Effective Time, each outstanding warrant to purchase or acquire shares of Iron Common Stock (an “Iron Warrant”), shall be converted into a warrant to purchase or acquire Steel Common Stock as provided for in this Section 2.3(b). As of the Effective Time, each Warrant shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Warrant was subject as of the Effective Time, except that (i) each Warrant shall be exercisable for that number of whole shares of Steel Common Stock equal to the product, rounded up to the nearest whole number, of (A) the aggregate number of shares of Iron Common Stock subject to such Warrant at the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the exercise price per share of Steel Common Stock issuable pursuant to each Warrant shall be equal to the exercise price per share of Iron Common Stock under such Warrant at the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. Except for changes to the Warrants expressly provided for in the agreement pursuant to which such Warrant was subject as of the Effective Time by reason of the consummation of the transactions contemplated hereby, the assumption and substitution of Warrants as provided herein shall not give the holders of such Warrants additional benefits or additional rights which such holders did not have as of the Effective Time, or relieve the holders of such Warrants of any obligations or restrictions applicable to their Warrants or the shares obtainable upon exercise of the Warrants. Steel hereby assumes, as of the Effective Time, the obligations under each Iron Warrant and the obligations to deliver to the holder thereof such shares of Steel Common Stock as such holder is entitled to acquire pursuant hereto and thereto. The duration and other terms of the new warrants provided for in this Section 2.3(b) shall be the same as the original Warrants except that all references to Iron shall be references to Steel.

(c) Actions Relating to Options and Warrants. Steel shall take all corporate action reasonably necessary (x) to reserve for issuance a sufficient number of shares of Steel Common Stock for delivery upon the exercise of the Options and the Warrants and (y) to ensure that the shares of Steel Common Stock issued pursuant to the exercise of the Options and the Warrants are registered under the Securities Act, listed on the Nasdaq and may be freely transferred by the holders thereof, subject to Rule 145(d) under the Securities Act. Iron and Steel shall take all reasonably necessary steps to effectuate the foregoing provisions of this Section 2.3, including using reasonable efforts to obtain from each Option and Warrant holder any consent or agreement that may be deemed necessary in order to effectuate the transactions contemplated by the foregoing provisions of this Section 2.3.

(d) Form S-8. Without limiting the foregoing, Steel shall (i) file with the SEC on the Closing Date a post-effective amendment on Form S-8 to the Registration Statement with respect to the shares of Steel Common Stock subject to Options granted under or outside the Iron Stock Option Plans (as converted pursuant to Section 2.3(a)); and (ii) use commercially reasonable efforts to maintain the effectiveness of the Registration Statement, as amended by such post-effective amendment (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

Section 2.4. Transfer Books

At the Effective Time, the transfer books of Iron with respect to all shares of capital stock and other securities of Iron shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of Iron.

Section 2.5. Certain Adjustments

If between the date hereof and the Effective Time, the outstanding shares of Iron Common Stock or of Steel Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio (and any other references herein to a price per share of Steel Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

Section 2.6. No Dissenters’ Rights

In accordance with Section 910 of New York Law, no appraisal rights shall be available to holders of shares of Iron Common Stock in connection with the Merger.

Article III

Representations and Warranties of Iron

Iron hereby represents and warrants to Steel and Merger Sub, except as disclosed in Iron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, or in Iron SEC Reports filed subsequent thereto and prior to the date of this Agreement, and subject to the further exceptions set forth in Iron’s Schedule of Exceptions delivered by Iron to Steel dated as of the date hereof (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall also be deemed to be disclosed under any other section, subsection or clause hereof, if based solely on the face of such disclosure on such first section, it is readily apparent and clearly discernable that the disclosure applies to such other section and reasonably relates thereto), that:

Section 3.1. Organization And Qualification; Subsidiaries

Each of Iron and each Subsidiary of Iron (each a “Iron Subsidiary” and collectively the “Iron Subsidiaries” and each of which is listed along with its jurisdiction of organization and ownership structure in Section 3.1 of Iron’s Schedule of Exceptions) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Iron and each Iron Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Iron. Each of Iron and each Iron Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Iron. Iron has no direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than the Iron Subsidiaries.

Section 3.2. Certificate Of Incorporation And Bylaws

Iron has heretofore delivered to Steel a complete and correct copy of the certificate or articles of incorporation and the bylaws of Iron and each Iron Subsidiary, each as amended to the date of this Agreement. Each such certificate or articles of incorporation and bylaws is in full force and effect. Neither Iron nor any Iron Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws.

Section 3.3. Capitalization

(a) The authorized capital stock of Iron consists of Seventy-Five Million (75,000,000) shares of Iron Common Stock and Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share (“Iron Preferred Stock”). As of the close of business on June 22, 2005: (i) 49,111,055 shares of Iron Common Stock were issued and outstanding; (ii) all shares of Iron Common Stock issuable upon the exercise of the Iron Options and the Iron Warrants have been reserved for issuance; (iii) 16,515 shares of Iron Common Stock are held by Iron in Iron’s treasury; and (iv) no shares of Iron Preferred Stock are issued or outstanding. Section 3.3 of Iron’s Schedule of Exceptions sets forth a complete and correct list of the number of shares of Iron Common Stock subject to options and warrants, including, without limitation, those subject to employee stock options or other rights to purchase or receive Iron Common Stock granted under or outside the Iron Stock Option Plans, in each case including the dates of grant, exercise prices, vesting schedule and expiration dates for such options and warrants.

(b) All outstanding shares of capital stock of Iron are, and all shares which may be issued upon exercise of Iron Options and Iron Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.3, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Iron, (B) any securities of Iron or any Iron Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of Iron or any Iron Subsidiary, (C) any warrants, calls, options or other rights to acquire from Iron or any Iron Subsidiary, and any obligation of Iron or any Iron Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other ownership interests in, Iron or any Iron Subsidiary, (ii) there are no outstanding obligations of Iron or any Iron Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering of securities under the Securities Act, and (iii) except as contemplated in this Agreement, Iron is not under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

(c) Neither Iron nor any Iron Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of or granting any preemptive or antidilutive rights with respect to, any securities of Iron or any of the Iron Subsidiaries that are outstanding, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

Section 3.4. Authority

Iron has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of Iron’s stockholders (“Iron Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for Iron Stockholder Approval, the execution and delivery of this Agreement by Iron and the consummation by Iron of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Iron are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Iron and, assuming the due authorization, execution and delivery by Steel and Merger Sub, constitutes a legal, valid and binding obligation of Iron, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

Section 3.5. No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement by Iron do not, and the performance by Iron of its obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of Iron or any Iron Subsidiary, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Iron or any Iron Subsidiary or by which any of their respective properties or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Iron or any Iron Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Iron or any Iron Subsidiary is a party or by which Iron, any Iron Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Iron from performing its obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Iron or the Surviving Corporation.

(b) The execution and delivery of this Agreement by Iron do not, and the performance of this Agreement by Iron will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, or any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), by or with respect to Iron or any Iron Subsidiary, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), the National Association of Securities Dealers Automated Quotation System/National Market System (“Nasdaq”) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) filing and recordation of appropriate merger documents as required by New York Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Iron from performing its obligations under this Agreement in any material respect, or (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Iron or the Surviving Corporation.

(c) The execution and delivery of this Agreement by Iron do not, the performance of this Agreement by Iron will not, and the consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee or officer of Iron or any Iron Commonly Controlled Entity to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer, or (iii) accelerate the vesting of any stock option or of any shares of restricted stock or other securities of Iron.

Section 3.6. SEC Filings; Financial Statements

(a) Iron has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1999. All such required forms, reports, statements and other documents (including those that Iron may file subsequent to the date hereof) are referred to herein, collectively, as the “Iron SEC Reports”. As of their respective filing dates, the Iron SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder applicable thereto and with the provisions of the Sarbanes-Oxley Act of 2002 (“SOX”) then in effect and applicable to such filings when made, and (y) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim financial statements of Iron included in the Iron SEC Reports, including each Iron SEC Report filed after the date hereof until the Closing, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Iron SEC Reports (or incorporated by reference therein), including each Iron SEC Report filed after the date hereof until the Closing, present fairly in all material respects the consolidated financial position of Iron and the Iron

Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Iron and the Iron Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments and preparation of footnotes.

(c) Each of the principal executive officer and the principal financial officer of Iron has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to Iron SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Iron does not have and has not arranged any outstanding extensions of credit to directors or executive officers within the meaning of Section 402 of SOX.

(d) Iron maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Iron’s assets.

(e) Iron’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Iron in the Iron SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Iron’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Iron required under the Exchange Act with respect to such reports.

(f) Iron is not a party to, or does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Iron, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Iron in Iron SEC Reports.

(g) Since January 1, 2003, Iron has not received any oral or written notification of any (x) significant deficiency or (y) material weakness in Iron’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight board, as in effect on the date hereof.

Section 3.7. Absence Of Certain Changes Or Events

Since December 31, 2004, Iron and the Iron Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and there has not been (a) any Material Adverse Effect on Iron, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Iron’s capital stock, (c) any split, combination or reclassification of any of Iron’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by Iron or any Iron Subsidiary to any current or former director, officer or employee of Iron or any of the Iron Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice, (ii) any granting by Iron or any of the Iron Subsidiaries to any such current or former director, officer or employee of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with a change of control of Iron, (iii) any entry by Iron or any of the Iron Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement with any such current or former director, officer or employee or (iv) any amendment to, or modification of, any option outstanding under the Iron Stock Option Plans, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on Iron, (f) any change in accounting methods, principles or practices by Iron materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) made any material Tax election by Iron or any Iron Subsidiary inconsistent with past practices or any settlement or compromise of any material income Tax liability.

Section 3.8. Absence Of Litigation

Except as set forth in Iron’s SEC Reports filed with the SEC prior to the date of this Agreement, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of Iron, threatened against Iron or any Iron Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Iron or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Iron or any Iron Subsidiary that would be reasonably likely to have a Material Adverse Effect on Iron.

Section 3.9. Licenses And Permits; Compliance With Laws

Iron and the Iron Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from all Governmental Entities (the “Iron Permits”) which are necessary for the operation of the businesses of Iron and the Iron Subsidiaries as presently conducted and for Iron and the Iron Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Iron. Iron and the Iron Subsidiaries are in compliance with the terms of the Iron Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on Iron.

Section 3.10. Unlawful Payments

None of Iron, any Iron Subsidiary, or any officer, director, employee, agent or representative of Iron or any Iron Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Iron or any Iron Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

Section 3.11. Taxes

Iron and the Iron Subsidiaries have prepared and filed on a timely basis (including extensions) with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by Iron and the Iron Subsidiaries in respect of Taxes (the “Iron Tax Returns”), and all such Iron Tax Returns are correct and complete in all material respects. Iron and the Iron Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay would not have a Material Adverse Effect on Iron or the Iron Subsidiaries). Iron and the Iron Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors or other third parties, all amounts required by law to be withheld, except where the liability for which would not have a Material Adverse Effect on Iron or the Iron Subsidiaries, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, (a) there are no assessments of, or claims against, Iron or the Iron Subsidiaries with respect to material Taxes that are outstanding, (b) no Governmental Entity is conducting an examination or audit of Iron or any Iron Subsidiary in respect of material Taxes and neither Iron nor any Iron Subsidiary has received written notice of any such examination or audit from any Governmental Entity, and (c) neither Iron nor any Iron Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

Section 3.12. Intellectual Property

Section 3.12 of the Iron Schedule of Exceptions lists all items of Intellectual Property owned or licensed to Iron, except commonly available software held pursuant to standard or “shrink wrap” licenses. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Iron and except as disclosed in the Iron SEC Reports filed prior to the date of this Agreement, (a) Iron and each Iron Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary or useful for the conduct of its business as currently conducted, (b) the use of any Intellectual Property by Iron and the Iron Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Iron or any Iron Subsidiary acquired the right to use any Intellectual Property, (c) no Person is challenging, infringing on or otherwise violating any right of Iron or any Iron Subsidiary with respect to any Intellectual Property owned by and/or licensed to Iron or any Iron Subsidiary, and all patents owned by or licensed to Iron or any Iron Subsidiary are valid and enforceable, (d) neither Iron nor any Iron Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Iron and the Iron Subsidiaries, (e) no Intellectual Property owned and/or licensed by Iron or the Iron Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, and (f) Iron and all Iron Subsidiaries have taken commercially reasonable measures to protect and document its Intellectual Property.

Section 3.13. Material Contracts

Each of the agreements filed as an exhibit to an Iron SEC Report that is in full force and effect and each of the agreements that would have been required to be filed as an exhibit to an Iron SEC Report (collectively “Iron Material Contracts”) is valid and in full force and effect on the date hereof except to the extent expired in accordance with its terms, and neither Iron nor any Iron Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Iron Material Contract, except defaults which would not reasonably be expected to have a Material Adverse Effect on Iron. True and complete copies of all Iron Material Contracts have been made available to Steel.

Section 3.14. Employee Benefit Plans

(a) Section 3.14 of Iron’s Schedule of Exceptions sets forth a list of all Iron Benefit Plans. Each Iron Benefit Plan (as defined below) intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by Iron to result in the revocation of any such determination. Each Iron Benefit Plan is in compliance with the applicable terms, if any, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and any other applicable laws, rules and regulations, except where the non-compliance, breach or violation of which would not result in a Material Adverse Effect on Iron. Neither Iron or any Iron Controlled Common Entity nor any fiduciary of a Iron Benefit Plan has engaged in any “prohibited transaction” as defined in Section 406 of ERISA or in Section 4975 of the Code with respect to any Iron Benefit Plan.

(b) Neither Iron nor any Iron Controlled Common Entity has ever maintained sponsored or contributed to a defined benefit pension plan subject to Section 412 of the Code or Title IV of ERISA.

(c) No Iron Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). Neither Iron nor any Iron Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred by Iron or any Iron Commonly Controlled Entity.

(d) Iron has furnished or made available to Steel complete copies, as amended through the date hereof, of all of Iron Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and a written summary of such Iron Benefits Plans that have not been reduced to writing. Iron has furnished or made available to Steel complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning Iron Benefit Plans.

(e) No amount that could be received by (whether in cash or property or the vesting of property), or benefit provided to, any officer, director or employee of Iron or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No such Person is entitled to receive any additional payment from Iron, the Surviving Corporation or any other Person (a “Parachute Gross Up Payment”) which would result in imposition of the excise tax of Section 4999(a) of the Code on such Person. The Board of Directors of Iron has not granted to any officer, director or employee of Iron or any Iron Subsidiary any right to receive any Parachute Gross Up Payment. Section 3.14(e) of Iron’s Schedule of Exceptions sets forth the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each disqualified individual (defined as set forth above) whose Options will vest pursuant to their terms as a result of this Agreement or the Merger.

(f) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Iron Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996 have been met with respect to each Iron Benefit Plan.

(g) No Iron Benefit Plan is an Employee Stock Ownership Plan or otherwise invests in “employer securities” (as such term is defined in Section 409(l) of the Code).

(h) Iron has made all contributions and other payments required by and due under the terms of each Iron Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Iron Benefit Plan that will increase Iron’s or any Iron Commonly Controlled Entity’s obligation under any Iron Benefit Plan.

(i) No Iron Benefit Plan is a “qualified foreign plan” (as such term is defined in Section 404A of the Code), and no Iron Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

(j) Neither Iron nor any Iron Commonly Controlled Entity has promised or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of Iron or any Iron Common Controlled Entity other than benefits required pursuant to COBRA.

(k) As used herein, (i) “Benefit Plans” means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other incentive plans or agreements, all other employee programs, arrangements or agreements and all other employee benefit plans or fringe benefit plans, including, without limitation, all “employee benefit plans” as that term is defined in Section 3(3) of ERISA; (ii) “Iron Benefit Plans” mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Iron or any Iron Commonly Controlled Entity for the benefit of present and former employees or directors of Iron and of each Iron Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; and (iii) “Iron Commonly Controlled Entity” means an entity that is a member with Iron of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code.

Section 3.15. Properties; Assets

Except as disclosed in the Iron SEC Reports filed with the SEC prior to the date of this Agreement or as described in clause (c) below: (a) neither Iron nor any Iron Subsidiary owns or leases any real property; (b) each of Iron and the Iron Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by Iron or a Iron Subsidiary (the “Iron Real Property”) and all other properties and assets reflected in the consolidated balance sheet of Iron at December 31, 2004 included in Iron’s Annual Report on Form 10-K filed with the SEC, and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Iron and the Iron Subsidiaries thereon.

Section 3.16. Labor Relations

Neither Iron nor any Iron Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Iron or any Iron Subsidiary. Iron and each Iron Subsidiary is in compliance with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on Iron.

Section 3.17. Environmental Matters

(a) Except for matters which would not have a Material Adverse Effect on Iron, to the knowledge of Iron, (i) Iron and each Iron Subsidiary are in compliance with all applicable Environmental Laws (as defined below); (ii) neither Iron nor any Iron Subsidiary has received any written communication that alleges that Iron or any Iron Subsidiary is not in compliance with applicable Environmental Laws; (iii) all permits and other governmental authorizations currently held by Iron and each Iron Subsidiary pursuant to the Environmental Laws (“Iron Environmental Permits”) are in full force and effect, Iron and each Iron Subsidiary are in compliance with all of the terms of such Iron Environmental Permits, and no other permits or other governmental authorizations are required by Iron or any Iron Subsidiary for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by Iron and each Iron Subsidiary of any Hazardous Materials (as defined below) is and has been in compliance with all applicable Environmental Laws.

(b) There is no Iron Environmental Claim (as defined below) pending or, to the knowledge of Iron, threatened against or involving Iron, any of the Iron Subsidiaries or against any Person whose liability for any Environmental Claim Iron or any of the Iron Subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(c) Except for matters which would not have a Material Adverse Effect on Iron, to the knowledge of Iron, there are no past or present actions or activities by Iron, any Iron Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Iron Environmental Claim against Iron or any Iron Subsidiary or against any Person whose liability for any Iron Environmental Claim Iron or any Iron Subsidiary may have retained or assumed, either contractually or by operation of law.

(d) As used herein, these terms shall have the following meanings:

(i) “Iron Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by Iron or any Iron Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(ii) “Environmental Laws” means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

(iii) “Hazardous Materials” means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as “hazardous substances”, “toxic substances”, “radioactive materials, including sources of ionizing and nonionizing radiation”, “petroleum products or wastes” or other similar designations in, or otherwise subject to regulation under, any Environmental Law.

Section 3.18. Insurance

Iron and the Iron Subsidiaries maintain insurance policies that: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of Iron’s management, considering Iron and the Iron Subsidiaries’ properties, businesses and operations; (b) are in full force and effect in all material respects; and (c) are valid, outstanding and enforceable in all material respects. Neither Iron nor any of the Iron Subsidiaries has received or given written notice of cancellation with respect to any such insurance policies which are currently in effect.

Section 3.19. Board Approval; Vote Required

The Board of Directors of Iron has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Iron and its stockholders and has resolved to recommend to such stockholders that they vote in favor of approval and adoption of this Agreement (the “Iron Directors’ Recommendation”). The affirmative vote at the Iron Stockholders Meeting of the holders of two-thirds of all outstanding shares of Iron Common Stock entitled to vote to approve and adopt this Agreement is the only vote of the holders of any class or series of Iron’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.20. Opinion Of Financial Advisor

The Board of Directors of Iron has received the opinion of UBS Securities LLC, Iron’s financial advisor, to the effect that, as of the date of the opinion, the Exchange Ratio is fair from a financial point of view to the holders of Iron Common Stock, and such opinion has not been withdrawn or modified in any material respect as of the date of this Agreement.

Section 3.21. Brokers

Except for fees payable to UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Iron. Prior to the date of this Agreement, Iron has furnished or made available to Steel a complete and correct copy of all agreements between Iron and UBS Securities LLC pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

Section 3.22. Takeover Provisions Inapplicable

Neither the provisions of Section 912 nor Section 1600 et seq. of the New York Law are applicable to the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.23. Tax Matters

Neither Iron nor any of its Affiliates has taken or agreed to take any action, or failed to take any action, that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 3.24. Registration Statement; Joint Proxy Statement/Prospectus

The information supplied by Iron or required to be supplied by Iron (except to the extent revised or superseded by amendments or supplements) for inclusion or incorporation by reference in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Steel Common Stock to be issued in the Merger (including the shares of Steel Common Stock issuable pursuant to the Iron Options and Warrants) will be registered under the Securities Act (including any amendments or supplements, the “Registration Statement”) shall not, at the time the

Registration Statement (including any amendments or supplements thereto) is filed with the SEC, is amended or supplemented or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Iron or required to be supplied by Iron (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to Iron Stockholders Meeting and the Steel Stockholders Meeting (such joint proxy statement, together with the prospectus relating to the shares of Steel Common Stock to be issued in the Merger, in each case as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Iron’s stockholders and Steel’s stockholders, at the time of the Iron Stockholders Meeting and the Steel Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Iron for the Iron Stockholders Meeting or by or on behalf of Steel for the Steel Stockholders Meeting which has become false or misleading. The Joint Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, Iron makes no representation, warranty or covenant with respect to any information supplied or required to be supplied solely by Steel which is contained in or omitted from any of the foregoing documents.

Section 3.25. Regulatory Compliance

(a) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (the “FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) and the Public Health Services Act, as amended (“PHSA”) and the regulations thereunder, and each product subject to the jurisdiction of the Drug Enforcement Administration (“DEA”) under the Controlled Substances Act, as amended, and Controlled Substances Import and Export Act, as amended (“CSA”) and the regulations thereunder (each such product, a “Pharmaceutical Product”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by Iron or any Iron Subsidiary, such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Iron or any Iron Subsidiary in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports except where the failure to be in compliance would not have a Material Adverse Effect on Iron. Except as disclosed in the Iron SEC Reports filed with the SEC prior to the date of this Agreement, none of Iron or any Iron Subsidiary has received any notice, warning letter or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Pharmaceutical Product described in this Section 3.26 or (ii) otherwise alleging any violation of any laws, rules or regulations by Iron or any Iron Subsidiary, and which would have a Material Adverse Effect on Iron.

(b) No Pharmaceutical Products of Iron or any Iron Subsidiary have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by Iron or any Iron Subsidiary in the United States or outside the United States (whether voluntarily or otherwise) which has had or would have a Material Adverse Effect on Iron.

(c) As to each Pharmaceutical Product of Iron or the Iron Subsidiaries for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, investigational new animal drug application, new animal drug application, or abbreviated or supplemental new animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, Iron and the Iron Subsidiaries are in compliance with 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq., respectively, and similar laws and all terms and conditions of such applications, except where the failure to be in compliance would not have a Material Adverse Effect on Iron. As to each such application or other submission that Iron or the Iron Subsidiaries has submitted to, but not yet gained approval or other permission from FDA or DEA, Iron has provided all additional information and taken all additional action reasonably required by the FDA or DEA in connection with the application or submission. In Iron’s good faith opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending applications or other submissions to FDA or DEA. As to each such Pharmaceutical Product, Iron and any relevant Iron Subsidiary, and the officers, employees or agents of Iron and such Iron Subsidiary have included in the application for such Pharmaceutical Product, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar law and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar law, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, Iron and the Iron Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar laws.

(d) Each article of any Pharmaceutical Product manufactured and released and/or distributed by Iron or any of the Iron Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar laws) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar laws), except where such failure in compliance with the foregoing would not have a Material Adverse Effect on Iron.

(e) Neither of Iron nor any Iron Subsidiary, or any officer, employee or agent of Iron or any Iron Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Iron nor any Iron Subsidiary nor any officer, employee or agent of Iron or any Iron Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

(f) Neither Iron nor any Iron Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension of, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of Iron or any Iron Subsidiary, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by Iron or any Iron Subsidiary, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree or Permanent Injunction with Iron or any Iron Subsidiary which would have a Material Adverse Effect on Iron.

(g) Iron and each of the Iron Subsidiaries are not in violation of and are in compliance with, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, good laboratory practices, good clinical practices, investigational new drug requirements and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312, except where the failure to be in compliance would not have a Material Adverse Effect on Iron. Each clinical trial with respect to Pharmaceutical Products of Iron and each of the Iron Subsidiaries has been conducted in accordance with its clinical trial protocol and Iron or one of the Iron Subsidiaries has filed all required notices (and made available to Steel copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and Iron or one of the Iron Subsidiaries has filed all required notices of any such occurrence, except where the failure to be in compliance with the protocol or relevant reporting requirements would not have a Material Adverse Effect on Iron.

(h) Iron or the Iron Subsidiaries are authorized to sell Pharmaceutical Products in each of the countries in which such Pharmaceutical Products are currently being sold and all permits necessary for such sale are held by Iron or one of the Iron Subsidiaries. To the extent that any biological drugs or other drug is intended for export from the United States, each of Iron and any Iron Subsidiary is in full compliance with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act 21 U.S.C. sec. 951, et. seq., except where the failure to be in compliance would not have a Material Adverse Effect on Iron.

(i) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of Iron and each of the Iron Subsidiaries are not in violation of and have been and are being conducted in compliance with, the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211, except where the failure to be in compliance would not have a Material Adverse Effect on Iron.

(j) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of Iron or one of the Iron Subsidiaries.

(k) No material modifications to the process by which Pharmaceutical Products of Iron or any of the Iron Subsidiaries that have been or are being used in clinical trials will be necessary in order to manufacture commercial quantities of such Pharmaceutical Products.

(l) Iron does not manufacture, sell or distribute, and has not developed and is not currently developing any veterinary biological products, radiopharmaceuticals, or medical devices.

(m) Iron has provided or made available to Steel all documents in its possession or the possession of the Iron Subsidiaries concerning communication to or from FDA or DEA, or prepared by FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

Section 3.26. Inventory

(a) Iron’s finished goods inventory consists of products of a quality and quantity usable and salable in the ordinary course of business. Iron’s inventory (i) was manufactured and stored in all material respects in accordance with the applicable specifications for the products in effect at the time of manufacture, and (ii) is not adulterated or misbranded within the meaning of the FDCA in any material respect. Each item of finished goods inventory has at least 18 months remaining until its expiry date. All other Iron inventory, including active pharmaceutical ingredient inventory, other product components, packaging materials, labels and other non-product inventory items, have a remaining shelf life of at least 11 months.

(b) Since December 31, 2004, Iron has not (i) materially altered its distribution practices or terms with respect to products, or (ii) caused or effected a material increase in the inventory level of products in its wholesale channel.

Section 3.27. Disclosure

No representation or warranty of Iron in this Agreement, including the Iron Schedule of Exceptions, contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading.

Article IV

Representations and Warranties of Merger Sub

Merger Sub represents and warrants to Iron as follows:

Section 4.1. Organization and Qualification

Merger Sub is a corporation duly organized, validly existing and in good standing under New York Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in the ordinary course in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Merger Sub has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not reasonably be likely to have a Material Adverse Effect on Merger Sub.

Section 4.2. Certificate of Incorporation and Bylaws

Merger Sub has heretofore made available to Iron a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.3. Authority

Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Iron and Steel, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

Section 4.4. No Conflict; Required Filings And Consents

(a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Merger Sub or the Surviving Corporation.

(b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to Merger Sub, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, Nasdaq and the HSR Act, and (B) filing and recordation of appropriate merger documents as required by New York Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Merger Sub or the Surviving Corporation.

Article V

Representations and Warranties of Steel

Steel represents and warrants to Iron, except as disclosed in Steel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, or in Steel SEC Reports filed subsequent thereto and prior to the date of this Agreement, and subject to the further exceptions set forth herein and in Steel’s Schedule of Exceptions delivered by Steel to Iron dated as of the date hereof (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall also be deemed to be disclosed under any other section, subsection or clause hereof if, based solely on the face of such disclosure or such first section, it is readily apparent and clearly discernable that the disclosure applies to such other section and reasonably relates thereto), that:

Section 5.1. Organization and Qualification; Subsidiaries

Each of Steel and each Subsidiary of Steel (each a “Steel Subsidiary” and collectively, the “Steel Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Steel and each Steel Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Steel. Each of Steel and each Steel Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Steel.

Section 5.2. Certificate of Incorporation and Bylaws

Steel has heretofore delivered to Iron a complete and correct copy of the certificate or articles of incorporation and the bylaws of Steel and each Steel Subsidiary, each as amended to date. Each certificate or articles of incorporation and bylaws is in full force and effect. Neither Steel nor any Steel Subsidiary is in violation of any of the provisions of its certificate or articles of incorporation or bylaws.

Section 5.3. Capitalization

(a) The authorized capital stock of Steel consists of Eighty Million (80,000,000) shares of Steel Common Stock and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share, Nine Hundred Thousand (900,000) of which have been designated as Series A Junior Participating Preferred Stock and reserved for issuance under Steel’s Rights Agreement with Computershare Investor Services, LLC dated as of January 10, 2003 (the “Steel Rights Plan”). As of the close of business on June 22, 2005: (i) 36,778,277 shares of Steel Common Stock were issued and outstanding; (ii) all shares of Steel Common Stock issuable upon the exercise of outstanding employee stock options or other rights to purchase or receive Steel Common Stock granted under the Steel’s 1996 and 2005 Stock Plans (the “Steel Stock Plans”) have been reserved for issuance; (iii) no shares of Steel Common Stock were held by Steel in Steel’s treasury; and (iv) no shares of Steel preferred stock were issued and outstanding.

(b) All outstanding shares of capital stock of Steel are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes resulting from the issuance of shares of Steel Common Stock pursuant to the Steel Stock Plans or as expressly permitted by this Agreement, as of the date hereof (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Steel, (B) any securities of Steel or any Steel Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in Steel or any Steel Subsidiary, (C) any warrants, calls, options or other rights to acquire from Steel or any Steel Subsidiary, and any obligation of Steel or any Steel Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, Steel or any Steel Subsidiary, (ii) there are no outstanding obligations of Steel or any Steel Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering under the Securities Act and (iii) except as contemplated in this Agreement, Steel is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

(c) Neither Steel nor any Steel Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, or granting any preemptive or antidilutive rights with respect to, any securities of Steel or any Steel Subsidiary that are outstanding as of the date hereof, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

Section 5.4. Authority

Steel has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the stockholders of Steel (the “Steel Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Steel Stockholder Approval, the execution and delivery of this Agreement by Steel and the consummation by Steel of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Steel are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Steel and, assuming the due authorization, execution and delivery by Iron, constitutes a legal, valid and binding obligation of Steel, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity. Steel, as the sole stockholder of Merger Sub, has approved and adopted this Agreement.

Section 5.5. No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement by Steel do not, and the performance by Steel of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Steel, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Steel or any Steel Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Steel or any Steel Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Steel or any Steel Subsidiary is a party or by which Steel, any Steel Subsidiary or any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Steel from performing its obligations under this Agreement in any material respect, and (B) have not and would not be reasonably likely to have a Material Adverse Effect on Steel.

(b) The execution and delivery of this Agreement by Steel does not, and the performance of this Agreement by Steel will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to Steel, except (i) for (A) applicable requirements, if any, of the Securities Act, Blue Sky Laws, Exchange Act, Nasdaq and the HSR Act and (B) filing and recordation of appropriate merger documents as required by New York Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Steel from performing its obligations under this Agreement in any material respect, and (B) have not had and would not reasonably likely to have a Material Adverse Effect on Steel.

Section 5.6. SEC Filings; Steel Financial Statements

(a) Steel has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1999. All such required forms, reports, statements and other documents (including those that Steel may file subsequent to the date hereof) are referred to herein, collectively, as the “Steel SEC Reports”. As of their respective filing dates, the Steel SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder applicable thereto and with the provisions of SOX then in effect and applicable to such filings when made, and (y) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim financial statements of Steel included in the Steel SEC Reports, including each Steel SEC Report filed after the date hereof until the Closing, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Steel SEC Reports (or incorporated by reference therein), including each Steel SEC Report filed after the date hereof until the Closing, present fairly in all material respects the consolidated financial position of Steel and the Steel Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Steel and the Steel Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments and preparation of footnotes.

(c) Each of the principal executive officer and the principal financial officer of Steel has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to Steel SEC Reports, and the statements contained in such certifications are true and accurate. Steel does not have and has not arranged any outstanding extensions of credit to directors or executive officers within the meaning of Section 402 of SOX.

(d) Steel maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Steel’s assets.

(e) Steel’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Steel in the Steel SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Steel’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Steel required under the Exchange Act with respect to such reports.

(f) Steel is not a party to, or does not have any commitment to become a party to,

any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Iron, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Steel in Steel SEC Reports.

(g) Since January 1, 2003, Steel has not received any oral or written notification of any (x) significant deficiency or (y) material weakness in Steel’s internal control over financial reporting.

Section 5.7. Absence Of Certain Changes Or Events

Since December 31, 2004, Steel and the Steel Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, there has not been (a) any Material Adverse Effect on Steel, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Steel’s capital stock, (c) any split, combination or reclassification of any of Steel’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by Steel or any Steel Subsidiary to any current or former director, officer or employee of Steel or any of the Steel Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice, or (ii) any amendment to, or modification of, any option outstanding under the Steel Stock Plans (other than adoption of the 2005 Stock Plan), (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on Steel, (f) any change in accounting methods, principles or practices by Steel materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) made any material Tax election by Steel or any Steel Subsidiary inconsistent with past practices or any settlement or compromise of any material income Tax liability.

Section 5.8. Absence Of Litigation

Except as set forth in Steel’s SEC Reports filed with the SEC prior to the date of this Agreement, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of Steel, threatened against Steel or any Steel Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Steel or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Steel or any Steel Subsidiary that would be reasonably likely to have a Material Adverse Effect on Steel.

Section 5.9. Licenses And Permits; Compliance With Laws

Steel and the Steel Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from all Governmental Entities (the “Steel Permits”) which are necessary for the operation of the businesses of Steel and the Steel Subsidiaries as presently conducted and for Steel and the Steel Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Iron. Steel and the Steel Subsidiaries are in compliance with the terms of the Steel Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on Steel.

Section 5.10. Intellectual Property

Section 5.10 of the Steel Schedule of Exceptions lists all items of Intellectual Property owned or licensed to Steel, except commonly available software held pursuant to standard or “shrink wrap” licenses. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Steel and except as disclosed in the Steel SEC Reports filed prior to the date of this Agreement, (a) Steel and each Steel Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary or useful for the conduct of its business as currently conducted, (b) the use of any Intellectual Property by Steel and the Steel Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Steel or any Steel Subsidiary acquired the right to use any Intellectual Property, (c) no Person is challenging, infringing on or otherwise violating any right of Steel or any Steel Subsidiary with respect to any Intellectual Property owned by and/or licensed to Steel or any Steel Subsidiary, and all patents owned by or licensed to Steel or any Steel Subsidiary are valid and enforceable, (d) neither Steel nor any Steel Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Steel and the Steel Subsidiaries, (e) no Intellectual Property owned and/or licensed by Steel or the Steel Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, and (f) Steel and all Steel Subsidiaries have taken commercially reasonable measures to protect and document its Intellectual Property.

Section 5.11. Board Approval; Vote Required

The Board of Directors of Steel has determined that the transactions contemplated by this Agreement are in the best interests of Steel and its stockholders and has resolved to recommend to such stockholders that they approve the issuance of Steel Common Stock in the Merger pursuant to this Agreement (the “Steel Directors’ Recommendation”). The affirmative vote at the Steel Stockholders Meeting of the holders of a majority of Steel Common Stock casting votes on the proposal to approve the issuance of the Steel Common Stock in the Merger pursuant to this Agreement (a) is a condition to the Nasdaq listing of the Steel Common Stock to be issued in the Merger pursuant to this Agreement and (b) is the only vote of the holders of any class or series of Steel’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 5.12. Brokers

Except for fees payable to Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Steel.

Section 5.13. Tax Matters

Neither Steel nor any of its Affiliates has taken or agreed to take any action, or failed to take any action, that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Steel and the Steel Subsidiaries have prepared and filed on a timely basis (including extensions) with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by Steel and the Steel Subsidiaries in respect of Taxes (the “Steel Tax Returns”) and all such Steel Tax Returns are correct and complete in all material respects. Iron and the Iron Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay would not have a Material Adverse Effect on Steel or the Steel Subsidiaries). Steel and the Steel Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors or other third parties, all amounts required by law to be withheld, except where the liability for which would not have a Material Adverse Effect on Steel or the Steel Subsidiaries, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, (a) there are no assessments of, or claims against, Steel or the Steel Subsidiaries with respect to material Taxes that are outstanding, (b) no Governmental Entity is conducting an examination or audit of Steel or any Steel Subsidiary in respect of material Taxes and neither Steel nor any Steel Subsidiary has received written notice of any such examination or audit from any Governmental Entity, and (c) neither Steel nor any Steel Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

Section 5.14. Registration Statement; Joint Proxy Statement/Prospectus

The information supplied by Steel or required to be supplied by Steel (except to the extent revised or superseded by amendments or supplements) for inclusion or incorporation by reference in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC, is amended or supplemented or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Steel or required to be supplied by Steel (except to the extent revised or superseded by amendments or supplements) for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Iron’s stockholders and Steel’s stockholders at the time of the Iron Stockholders Meeting and the Steel Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Iron for the Iron Stockholders Meeting or by or on behalf of Steel for the Steel Stockholders’ Meeting which has become false or misleading. The Registration Statement and Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, Steel makes no representation, warranty or covenant with respect to any information supplied or required to be supplied solely by Iron which is contained in or omitted from any of the foregoing documents.

Section 5.15. Regulatory Compliance

(a) As to each product subject to the jurisdiction of the FDA under the FDCA and the PHSA and the regulations thereunder, and each Pharmaceutical Product that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by Steel or any Steel Subsidiary, such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Steel or any Steel Subsidiary in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports except where the failure to be in compliance would not have a Material Adverse Effect on Steel. Except as disclosed in the Steel SEC Reports filed with the SEC prior to the date of this Agreement, none of Steel or any Steel Subsidiary has received any notice, warning letter or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Pharmaceutical Product described in this Section 5.14 or (ii) otherwise alleging any violation of any laws, rules or regulations by Steel or any Steel Subsidiary, and which would have a Material Adverse Effect on Steel.

(b) No Pharmaceutical Products of Steel or any Steel Subsidiary have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by Steel or any Steel Subsidiary in the United States or outside the United States (whether voluntarily or otherwise) which has had or would have a Material Adverse Effect on Steel.

(c) As to each Pharmaceutical Product of Steel or the Steel Subsidiaries for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, investigational new animal drug application, new animal drug application, or abbreviated or supplemental new animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, Steel and the Steel Subsidiaries are in compliance with 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq., respectively, and similar laws and all terms and conditions of such applications, except where the failure to be in compliance would not have a Material Adverse Effect on Steel. As to each such application or other submission that Steel or the Steel Subsidiaries has submitted to, but not yet gained approval or other permission from FDA or DEA, Steel has provided all additional information and taken all additional action reasonably required by the FDA or DEA in connection with the application or submission. In Steel’s good faith opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending applications or other submissions to FDA or DEA. As to each such Pharmaceutical Product, Steel and any relevant Steel Subsidiary, and the officers, employees or agents of Steel and such Steel Subsidiary have included in the application for such Pharmaceutical Product, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar law and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar law, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, Steel and the Steel Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar laws.

(d) Each article of any Pharmaceutical Product manufactured and released and/or distributed by Steel or any of the Steel Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar laws) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar laws), except where such failure in compliance with the foregoing would not have a Material Adverse Effect on Steel.

(e) Neither of Steel nor any Steel Subsidiary, or any officer, employee or agent of Steel or any Steel Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Steel nor any Steel Subsidiary nor any officer, employee or agent of Steel or any Steel Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

(f) Neither Steel nor any Steel Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension of, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of Steel or any Steel Subsidiary, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by Steel or any Steel Subsidiary, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree or Permanent Injunction with Steel or any Steel Subsidiary which would have a Material Adverse Effect on Steel.

(g) Steel and each of the Steel Subsidiaries are not in violation of and are in compliance with, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, good laboratory practices, good clinical practices, investigational new drug requirements and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312, except where the failure to be in compliance would not have a Material Adverse Effect on Steel. Each clinical trial with respect to Pharmaceutical Products of Steel and each of the Steel Subsidiaries has been conducted in accordance with its clinical trial protocol and Steel or one of the Steel Subsidiaries has filed all required notices (and made available to Steel copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and Steel or one of the Steel Subsidiaries has filed all required notices of any such occurrence, except where the failure to be in compliance with the protocol or relevant reporting requirements would not have a Material Adverse Effect on Steel.

(h) Steel or the Steel Subsidiaries are authorized to sell Pharmaceutical Products in each of the countries in which such Pharmaceutical Products are currently being sold and all permits necessary for such sale are held by Steel or one of the Steel Subsidiaries. To the extent that any biological drugs or other drug is intended for export from the United States, each of Steel and any Steel Subsidiary is in full compliance with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act 21 U.S.C. sec. 951, et. seq., except where the failure to be in compliance would not have a Material Adverse Effect on Steel.

(i) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of Steel and each of the Steel Subsidiaries are not in violation of and have been and are being conducted in compliance with, the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211, except where the failure to be in compliance would not have a Material Adverse Effect on Steel.

(j) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of Steel or one of the Steel Subsidiaries.

(k) No material modifications to the process by which Pharmaceutical Products of Steel or any of the Steel Subsidiaries that have been or are being used in clinical trials will be necessary in order to manufacture commercial quantities of such Pharmaceutical Products.

(l) Steel does not manufacture, sell or distribute, and has not developed and is not currently developing any veterinary biological products, radiopharmaceuticals, or medical devices.

(m) Steel has provided or made available to Steel all documents in its possession or the possession of the Steel Subsidiaries concerning communication to or from FDA or DEA, or prepared by FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

Section 5.16. Valid Issuances

The Steel Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all liens and Encumbrances and not subject to preemptive rights, and will be registered in compliance with the Securities Act and registered or exempt from registration under applicable Blue Sky Laws.

Section 5.17. Disclosure

No representation or warranty of Steel in this Agreement, including the Steel Schedule of Exceptions, contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading.

Section 5.18. Fairness Opinion

Steel has received the opinion of Banc of America Securities LLC, Steel’s financial advisor, to the effect that, as of the date of the opinion, the Exchange Ratio is fair from a financial point of view to Steel, and such opinion has not been withdrawn or modified in any material respect as of the date of this Agreement.

Section 5.19. Steel Employee Benefit Plans

Each Steel Benefit Plan (as defined below) intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of Steel, no circumstances exist that could reasonably be expected by Steel to result in the revocation of any such determination. Each Steel Benefit Plan is in compliance with the applicable terms, if any, of ERISA and the Code and any other applicable laws, rules and regulations, except where the non-compliance, breach or violation of which would not have a Material Adverse Effect on Steel.

“Steel Benefit Plans” mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Steel or any Steel Commonly Controlled Entity for the benefit of present and former employees or directors of Steel and of each Steel Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity. “Steel Commonly Controlled Entity” means an entity that is a member with Steel of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code.

Article VI

Covenants

Section 6.1. Affirmative Covenants Of Iron

Iron hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Steel, Iron shall, and shall cause each Iron Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its officers and employees and maintain its relationship with its customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Iron Tax Returns required to be filed in a timely manner (including extensions), and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder, SOX and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

Section 6.2. Negative Covenants of Iron

Except as set forth in Section 6.2 of the Iron Schedule of Exceptions, as expressly contemplated by this Agreement or as otherwise consented to in writing by Steel, from the date hereof until the Closing Date, Iron shall not, and shall cause each Iron Subsidiary not to, do any of the following:

(a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

(b) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable for any share of its capital stock or other securities, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other securities or any such securities or obligations (except in connection with the exercise of outstanding Iron Options and Warrants in accordance with their respective terms); (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization, or adopt a plan of complete or partial liquidation or dissolution; or (iii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other securities;

(c) (i) issue, pledge, deliver, award, grant or sell, or register under the Securities Act or the Exchange Act or otherwise file any registration statement under any statute covering, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) or registration of or filing of any registration statement covering any shares of any class of its capital stock or other securities, any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; or (ii) amend or otherwise modify the terms of any such rights, warrants or options; provided, that the foregoing shall not apply to issuances of stock upon the exercise of options or warrants outstanding on the date hereof or otherwise permitted hereunder;

(d) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary of Iron) thereof; (ii) make or commit to make any capital expenditures other than capital expenditures not exceeding Ten Thousand Dollars ($10,000) individually or One Hundred Twenty-Five Thousand Dollars ($125,000) in the aggregate and which are solely for equipment, furniture and fixtures incurred in the ordinary course of business consistent with past practices; or (iii) make or commit to make any loans, advances or capital contributions to, or investments in, any other Person;

(e) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for sales of inventory or other assets in the ordinary course of business and consistent with past practices;

(f) except as otherwise contemplated by this Agreement or as required to comply with applicable law, (i) adopt, enter into, terminate or amend in any material respect (A) any Iron Benefit Plan or (B) any other agreement, plan or policy involving Iron or the Iron Subsidiaries, and one or more of its current or former directors, officers or employees, (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Iron or the Iron Subsidiaries), (iii) pay any benefit or amount not required under any Iron Benefit Plan or any other benefit plan or arrangement of Iron or the Iron Subsidiaries as in effect on the date of this Agreement, (iv) increase in any manner the severance or termination pay of any current or former director, officer or employee, (v) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Iron Benefit Plans or agreements or awards made thereunder), (vii) amend or modify any Option, (viii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, (ix) take any action to accelerate the vesting of payment of any compensation or benefit under any Iron Benefit Plan, except as required by the terms of such Iron Benefit Plan or (x) materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(g) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

(h) (i) make any change in any of its methods of accounting, or (ii) make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ended December 31, 2004, except, in the case of clause (i) or clause (ii), as may be consistent with past practices or required by law or GAAP;

(i) incur any Indebtedness (including any additional indebtedness under its existing credit facilities), or prepay, before the scheduled maturity thereof, any long-term debt;

(j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity’s Affiliates which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

(k) except in the ordinary course of business consistent with past practices, enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument which, had it been entered into as of the date hereof, would have been an Iron Material Contract;

(l) enter into any material contracts, agreements, binding arrangements or understandings relating to the distribution, sale, license, marketing or manufacturing by third parties of the products of Iron or the Iron Subsidiaries, or products licensed by Iron or the Iron Subsidiaries, other than pursuant to any such contracts, agreements, arrangements or understandings in place as of the date of this Agreement (that have been disclosed in writing to Steel prior to the date hereof) in accordance with their terms as of the date hereof;

(m) except for transactions in the ordinary course of business, terminate, or amend or waive any provision of, any Iron Material Contract;

(n) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice of up to Ten Thousand Dollars ($10,000) per claim or One Hundred Twenty-Five Thousand Dollars ($125,000) in the aggregate for all such claims, or in accordance with their terms or liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Iron included in the Iron SEC Reports, (ii) cancel any Indebtedness, (iii) waive or assign any claims or rights of material value or (iv) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which Iron or any of the Iron Subsidiaries is a party or (B) other than in the ordinary course of business, any confidentiality or similar agreements to which Iron or any of the Iron Subsidiaries is a party;

(o) transfer or license to any Person or otherwise extend, amend or modify any rights to any Intellectual Property of Iron;

(p) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

(q) intentionally take or fail to take any action that would reasonably be expected to materially delay consummation of the Merger; or

(r) agree in writing or otherwise to do any of the foregoing.

Section 6.3. Affirmative Covenants of Steel

Steel hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Iron, Steel shall, and shall cause each Steel Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its officers and employees (subject to termination as management of Steel deems reasonable appropriate) and maintain its relationship with its customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder, SOX and all applicable accounting requirements; and (e) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

Section 6.4. Negative Covenants of Steel

Except as expressly contemplated by this Agreement or otherwise consented to in writing by Iron, from the date hereof until the Closing Date, Steel shall not, and shall cause each Steel Subsidiary not to, do any of the following:

(a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

(b) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable for any share of its capital stock or other securities, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other securities or any such securities or obligations (except in connection with the exercise of outstanding options and warrants in accordance with their respective terms); (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization, or adopt a plan of complete or partial liquidation or dissolution; or (iii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other securities;

(c) (i) issue, pledge, deliver, award, grant, sell, or register under the Securities Act (except for a Registration Statement on Form S-8 covering Steel’s 2005 Stock Plan) or the Exchange Act or otherwise file any registration statement under any statute covering, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) or registration of or filing of any registration statement covering any material amount of shares of any class of its capital stock or other securities (it being understood that grants under Steel’s 2005 Stock Plan in the ordinary course of business consistent with past practice do not constitute a material amount), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; or (ii) amend or otherwise modify the terms of any such rights, warrants or options; provided, that the foregoing shall not apply to issuances of stock upon the exercise of options or warrants outstanding on the date hereof or otherwise permitted hereunder;

(d) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

(e) (i) make any change in any of its methods of accounting, or (ii) make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ended December 31, 2004, except, in the case of clause (i) or clause (ii), may be consistent with past practices or required by law or GAAP;

(f) transfer or license to any Person or otherwise extend, amend or modify any rights to any Intellectual Property of Steel;

(g) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

(h) intentionally take or fail to take any action that would reasonably be expected to materially delay the consummation of the Merger; or

(i) agree in writing or otherwise to do any of the foregoing.

Article VII

Additional Agreements

Section 7.1. Access And Information

During the period from the date hereof to the Effective Time (the “Interim Period”), Iron and Steel shall, and shall cause the Iron Subsidiaries and the Steel Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of Iron and the Iron Subsidiaries or Steel and the Steel Subsidiaries, as the case may be, as such other party may reasonably request.

Section 7.2. Affiliate Agreements

Iron will use reasonable efforts to cause each Affiliate of Iron to enter into an agreement with Iron and Steel at or prior to the Iron Stockholders Meeting, pursuant to which, among other things, such person has acknowledged the application of Rule 145 of the Rules and Regulations of the SEC under the Securities Act to certain resales of the shares of Steel Common Stock to be received and held as a result of the transactions contemplated hereby. Steel will be entitled to place appropriate legends on the certificates evidencing any Steel Common Stock to be received by an Affiliate of Iron in the Merger.

Section 7.3. Confidentiality

Steel and Iron each acknowledge and agree that (a) all information received by it (the “Receiving Party”) from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality agreements previously executed between Iron and Steel (the “Confidentiality Agreements”), (b) such Receiving Party shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to comply with the provisions of the Confidentiality Agreements with respect to such information, and (c) the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein.

Section 7.4. Joint Proxy Statement/Prospectus and Registration Statement

(a) As soon as practicable following the date of this Agreement, Iron and Steel shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Steel shall prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as Steel’s prospectus. Each of Iron and Steel shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of Steel and Iron shall use its best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Steel also shall take any action required to be taken under any applicable state securities laws in connection with the issuance of Steel Common Stock in the Merger, and Iron shall furnish all information concerning Iron and the holders of Iron Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement/ Prospectus (including, without limitation, any periodic report to be filed under Section 13 of the Exchange Act incorporated therein by reference) will be made by either Steel or Iron without the other party’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party the opportunity to review and comment thereon. Steel shall advise Iron, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Steel Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Iron shall advise Steel, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Iron or Steel, or any of their respective Affiliates, officers or directors, should be discovered by Iron or Steel which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Iron and Steel.

(b) Iron shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the “Iron Stockholders Meeting”) in accordance with New York Law and its certificate of incorporation and bylaws for the purpose of voting upon approval and adoption of this Agreement. Subject to the next sentence, the Iron Board of Directors shall make the Iron Directors’ Recommendation, the Iron Directors’ Recommendation shall be included in the Joint Proxy Statement/Prospectus and the Iron Board of Directors shall take all lawful action to solicit Iron Stockholder Approval. In the event that subsequent to the date of this Agreement the Iron Board of Directors determines to withdraw, modify or qualify the Iron Directors’ Recommendation in a manner adverse to Parent, the Iron Board of Directors may do so, provided, however, that, unless this Agreement has been terminated in accordance with the provisions of Article IX, Iron shall nevertheless submit this Agreement to its stockholders for approval and adoption at the Iron Stockholders Meeting.

(c) Steel shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the “Steel Stockholders Meeting”) in accordance with the Delaware General Corporation Law and its certificate of incorporation and bylaws for the purpose of voting upon approval of the issuance of Steel Common Stock in the Merger pursuant to this Agreement. The Steel Board of Directors shall make the Steel Directors’ Recommendation, the Steel Directors’ Recommendation shall be included in the Joint Proxy Statement/Prospectus and the Steel Board of Directors shall take all lawful action to solicit Steel Stockholder Approval.

(d) Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Iron Stockholder Meeting and for the Steel Stockholder Meeting shall be the same.

Section 7.5. HSR Act Matters

Steel, Merger Sub and Iron promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) days after the date hereof, together with the Persons, if any, who are required to join in such filings, shall file such documents with the appropriate Governmental Entities. Steel, Merger Sub and Iron shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use their best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

Section 7.6. Public Announcements

The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement, and all formal Iron employee communication programs or announcements with respect to the transactions contemplated by this Agreement, shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed). Steel and Iron shall consult with each other before issuing any other press release or otherwise making any public statements with respect to the transactions contemplated hereunder. Neither Steel nor Iron shall issue any such press release or make any other such public statement prior to such consultation, except as may be required by law or any listing agreement. At or prior to the issuance of any such release or statement or any other press release, a copy of any such release shall be provided by facsimile or other electronic transmission to the other party.

Section 7.7. Indemnification

(a) Subsequent to the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Iron (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable law and to the extent Iron has such obligation as of the date hereof, whether under its certificate of incorporation or bylaws, individual indemnity agreements or otherwise (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under applicable law) and such obligations shall survive the Merger and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any such claims against such persons.

(b) Prior to the Effective Time, Iron shall purchase insurance coverage extending for a period of six years Iron’s directors’ and officers’ liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods prior to and including the Effective Time); provided that the aggregate premium payable for such insurance shall not exceed 200% of the last annual premium paid for such coverage prior to the date hereof.

Section 7.8. Further Action; Commercially Reasonable Efforts

(a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Iron, Steel or any Iron Subsidiary or Steel Subsidiary as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

(b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Iron Common Stock into the Merger Consideration pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise limit the right of Steel to own or operate all or any portion of the business or assets of Iron.

(c) Each party hereto shall use its commercially reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or which would result in a material breach of any covenant made by it in this Agreement.

Section 7.9. No Solicitation

(a) Iron agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Steel regarding any Acquisition Proposal (as defined in subsection (b) below).

(b) Iron agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (collectively, “Representatives”), not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving Iron, (ii) any purchase of an equity interest or interests representing, in the aggregate, an amount equal to or greater than a 15% voting or economic interest in Iron or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Iron and its Subsidiaries, taken as a whole (any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Iron further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, have any discussions with, or provide any confidential information or data to, or engage in any negotiations with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt by any Person other than Steel and Merger Sub to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Iron or its Board of Directors from (I) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, further, however, that if such disclosure has the substantive effect of withdrawing, modifying or qualifying the Iron Directors’ Recommendation in a manner adverse to Steel or the adoption of this Agreement by the Board of Directors of Iron, Steel shall have the right to terminate this Agreement as set forth in Section 9.1(f)(i); and (II) at any time prior to, but not after, Iron Stockholder Approval, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Iron receives from the Person so requesting such information an executed confidentiality agreement (excluding standstill provisions) on customary terms; (B) engaging in any discussions or negotiations with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Iron receives from such Person an executed confidentiality agreement (excluding standstill provisions) on customary terms; or (C) recommending or agreeing to recommend such an unsolicited bona fide written Acquisition Proposal to the stockholders of Iron, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of Iron determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable Law; (y) in the case referred to in clause (B) or (C) above, the Board of Directors of Iron determines in good faith (after consultation with its financial advisor and outside counsel), taking into account all aspects of the proposal, the likelihood of obtaining financing, and the Person making the proposal, that such Acquisition Proposal, if consummated, is more favorable, from a financial point of view (taking into account the likelihood of consummation), to Iron’s stockholders than the transactions contemplated by this Agreement, in each case taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 7.9(d); and (z) in the case of clause (C), Steel shall have had written notice of Iron’s intention to take the action referred to in clause (C) (a “Notice of Superior Proposal”) at least ten Business Days prior to the taking of such action by Iron and Iron shall have complied with the provisions of Section 7.9(d); provided, that any more favorable Acquisition Proposal referred to in clause (y) above must involve at least 50% of the assets or equity securities of Iron rather than the 15% used in the definition of Acquisition Proposal (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”).

(c) Iron will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with Iron to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Iron or any of its Subsidiaries. Iron agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 7.9.

(d) Iron agrees that it will notify Steel as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any Acquisition Proposal or potential Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Steel informed, on a current basis, on the status and terms of any such proposal or offer and the status of any such discussions or negotiations. Iron agrees that (i) during the ten Business Day period prior to its taking any action referred to in clause (II)(C) of the proviso in Section 7.9(b) with respect to an Acquisition Proposal, Iron and its Representatives shall negotiate in good faith with Steel and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Steel and (ii) Iron may take any such action with respect to an Acquisition Proposal that was a Superior Proposal only if such Acquisition Proposal continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which Steel shall have agreed prior to the expiration of such ten Business Day period; provided that no such Acquisition Proposal shall be deemed to be a Superior Proposal for purposes of this Section 7.9 if (A) Steel shall have agreed to revisions to the transactions contemplated by this Agreement and (B) the Board of Directors of Iron shall not have reasonably determined in good faith that such transactions as so revised are not substantially equivalent to or better than such Acquisition Proposal, from a financial point of view (taking into account the likelihood of consummation), to the shareholders of Iron. Iron agrees that it will deliver to Steel a new Notice of Superior Proposal with respect to each Acquisition Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Acquisition Proposal to the shareholders of Iron and that a new ten

Business Day period shall commence, for purposes of this Section 7.9(d), with respect to each such materially revised or modified Acquisition Proposal from the time Steel receives a Notice of Superior Proposal with respect thereto. Iron also agrees to provide any information to Steel that it is providing to another Person pursuant to this Section 7.9 at the same time it provides it to such other Person.

Section 7.10. Nasdaq Listing

Steel shall use reasonable efforts to cause the Steel Common Stock to be issued or issuable pursuant to this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.11. Blue Sky

Steel shall use reasonable efforts to obtain prior to the Effective Time any necessary permits and approvals under all applicable Blue Sky Laws required to permit the distribution of the shares of Steel Common Stock to be issued in accordance with the provisions of Section 2.1(a) of this Agreement.

Section 7.12. Event Notices

During the Interim Period, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 will cure any breach of any representation or warranty, covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.13. Tax Treatment

None of the parties shall take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The parties will report the Merger as such a reorganization for purposes of all Tax Returns and other filings.

Section 7.14. Exemption From Liability Under Section 16(b)

Steel shall cause its Board of Directors and the Board of Directors of the Surviving Corporation to adopt prior to the Effective Time such resolutions as may be required to, and shall otherwise use reasonable efforts to, exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by law. Iron shall use reasonable efforts to provide the information to Steel required in connection with the adoption of such resolutions to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by law.

Section 7.15. Employee Benefit Matters

(a) Iron shall take all necessary action to cause any 401(k) plan sponsored or maintained by Iron to be terminated at least one day prior to the Closing Date, and shall use commercially reasonable efforts to cause such 401(k) plan to be amended prior to or as of such termination so as to comply with all applicable requirements of Code Sections 401(a) and 401(k). As used herein, “401(k) plan” means a retirement plan that includes accounts attributable to contributions made at the election of present or former employees under Code Section 401(k).

(b) Steel shall, and shall cause the Surviving Corporation to, for a period of at least one year following the Closing Date, provide to employees of Iron and its Subsidiaries that remain employed by Steel compensation and employee benefit plans, programs and arrangements that are substantially comparable in the aggregate to the compensation paid and the Iron Benefit Plans provided to such employees immediately prior to the Closing Date.

(c) From and after the Closing Date, Steel shall, and shall cause the Surviving Corporation to, grant all employees of Iron and its Subsidiaries credit for any service with Iron and its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by Steel or the Surviving Corporation on or after the Closing Date (the “Steel Plans”). In addition, Steel shall cause (i) the Surviving Corporation and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Steel Plans to the extent waived or satisfied by an employee under any Iron Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of Iron or its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Steel Plan.

(d) Steel shall, and shall cause the Surviving Corporation to pay eligible employees of Iron and its Subsidiaries the retention bonus amounts set forth next to each eligible employee’s name in Section 7.15(d) of the Iron Schedule of Exceptions, subject in all respects to the terms of the Iron Retention Bonus Plan attached to Section 7.15(d) of the Iron Schedule of Exceptions.

(e) Steel shall, and shall cause the Surviving Corporation to pay eligible employees of Iron and its Subsidiaries the severance amounts in accordance with the terms of the Iron Severance Pay Plan attached to Section 7.15(e) of the Iron Schedule of Exceptions.

(f) As soon as reasonably practicable after the Closing Date, Steel shall, and shall cause the Surviving Corporation to pay to the eligible management employees of Iron and its Subsidiaries, the bonus amounts set forth next to each eligible employee’s name in Section 7.15(f) of the Iron Schedule of Exceptions; provided that the employee was employed by Iron and its Subsidiaries as of the Closing Date, or, if applicable, whose employment with Iron and its Subsidiaries terminated prior to the Closing Date for any reason other than Cause (as defined in the relevant eligible employee’s existing employment agreement with Iron) or voluntary resignation by the employee.

(g) As soon as reasonably practicable after the Closing Date, Steel shall, and shall cause the Surviving Corporation to pay to the eligible sales employees of Iron and its Subsidiaries, the bonus amounts for which they are eligible in accordance with the sales incentive program attached to Section 7.15(g) of the Iron Schedule of Exceptions.

Section 7.16 Steel Board of Directors

Effective as of the Effective Time, the size of the Board of Directors of Steel shall be increased from five (5) to six (6) members and an individual selected by the Board of Directors of Steel from among the independent members of the Board of Directors of Iron, consistent with the policies of Steel’s Nominating/Corporate Governance Committee, shall be appointed as a director of Steel.

Article VIII

Closing Conditions

Section 8.1. Conditions to Obligations of Steel, Merger Sub and Iron to Effect the Merger

The respective obligations of Steel, Merger Sub and Iron to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a) Stockholder Approval. Each of the Iron Stockholder Approval and the Steel Stockholder Approval shall have been obtained.

(b) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Joint Proxy Statement/Prospectus by each of Iron and Steel to their respective stockholders and no stop order suspending the effectiveness of such Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Steel or Iron, threatened by the SEC.

(c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

(d) Nasdaq Listing. Steel Common Stock issuable to the holders of Iron Common Stock pursuant to this Agreement shall have been included for listing on Nasdaq upon official notice of issuance.

(e) HSR Act. Any waiting periods with any extensions thereof under the HSR Act shall have expired or been terminated.

Section 8.2. Additional Conditions to Obligations of Steel and Merger Sub

The obligations of Steel and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived by Steel, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. The representations and warranties of Iron made in this Agreement shall be true and correct when made and on and as of the Closing Date, or for those representations and warranties that speak as of a specific date or time on and as of such specific date or time, except in all cases for such failures to be so true and correct as do not constitute a Material Adverse Effect on Iron. Steel shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Iron to the foregoing effect. The parties understand and agree that, for purposes of determining whether such representations and warranties are so true and correct, (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Iron Schedule of Exceptions made or purported to have been made after the date of this Agreement shall be disregarded.

(b) Agreements and Covenants. The agreements and covenants of Iron required to be performed on or before the Effective Time shall have been performed in all material respects. Steel shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Iron to the foregoing effect.

(c) Consents Under Iron Agreements. Iron shall have obtained the consents and approvals required under the agreements listed in Section 8.2(c) of the Iron Schedule of Exceptions.

(d) Legal Opinion of Steel Counsel. Steel shall have received an opinion of

Wyrick Robbins Yates & Ponton LLP, counsel to Steel, dated as of the Closing Date, in form and substance satisfactory to Steel, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinion.

Section 8.3. Additional Conditions to Obligations of Iron

The obligations of Iron to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived by Iron, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. The representations and warranties of Steel and Merger Sub made in this Agreement shall be true and correct when made and on and as of the Closing Date, or for those representations and warranties that speak as of a specific date or time on and as of such specific date or time, except in all cases for such failures to be so true and correct as do not constitute a Material Adverse Effect on Steel. Iron shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Steel to the foregoing effect. The parties understand and agree that, for purposes of determining whether such representations and warranties are so true and correct, (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Steel Schedule of Exceptions made or purported to have been made after the date of this Agreement shall be disregarded.

(b) Agreements and Covenants. The agreements and covenants of Steel and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. Iron shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Steel to the foregoing effect.

(c) Consents Under Steel Agreements. Steel shall have obtained the consents and approvals required under the agreements listed in Section 8.3(c) of the Steel Schedule of Exceptions.

(d) Legal Opinion of Iron Counsel. Iron shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to Iron, dated as of the Closing Date, in form and substance satisfactory to Iron, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinion.

Article IX

Termination, Amendment and Waiver

Section 9.1. Termination

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Iron:

(a) by mutual consent of Steel and Iron;

(b) by either Steel or Iron, if there shall be any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have used reasonable efforts to cause any such decree, permanent injunction, judgment or other order to be vacated or lifted;

(c) by either Steel or Iron, if the Merger shall not have been consummated on or before that date which is 180 calendar days after the date hereof (such date, including any extensions thereof, the “Termination Date”); provided, however, that if a request for additional information is received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, then such date shall be extended to the 30th day following certification by Steel and/or Iron, as applicable, that Steel and/or Iron, as applicable, have substantially complied with such request, but in any event not later than that date which is 210 calendar days after the date hereof; provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

(d) by either Steel or Iron, if the Iron Stockholder Approval shall not have been obtained at the Iron Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Iron if Iron has not complied with its obligations under Section 7.4(b);

(e) by either Iron or Steel, if the Steel Stockholder Approval shall not have been obtained at the Steel Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Steel if Steel has not complied with its obligations under Section 7.4(c);

(f) by Steel, if (i) the Board of Directors of Iron shall have withdrawn, modified or qualified, or shall have agreed to withdraw, modify or qualify, in fact or in substance, its adoption of this Agreement or the Iron Directors’ Recommendation in a manner adverse to Steel, (ii) there has been a breach of any representation, warranty, covenant or agreement made by Iron in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach or failure to be true or correct is not curable by the Termination Date, (iii) by the later of 120 days after the date of this Agreement or 60 days after effectiveness of the Joint Proxy Statement/Prospectus, the Iron Stockholders Meeting shall not have been held, or the vote of Iron’s stockholders contemplated by Section 7.4 has not been taken, unless Iron has used its reasonable best efforts to convene the Iron Stockholders Meeting and hold such vote by the later of such dates, or (iv) Iron shall have knowingly and materially and not inadvertently breached any of its obligations under Section 7.9 of this Agreement; and

(g) by Iron, if (i) the Board of Directors of Iron authorizes Iron, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Iron prior to such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 9.2(b), (ii) there has been a breach of any representation, warranty, covenant or agreement made by Steel or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach or failure to be true and correct is not curable by the Termination Date, or (iii) by the later of 120 days after the date of this Agreement or 60 days after effectiveness of the Joint Proxy Statement/Prospectus, the Steel Stockholders Meeting shall not have been held, or the vote of Steel’s stockholders contemplated by Section 7.4 has not been taken, unless Steel has used its reasonable best efforts to convene the Steel Stockholders Meeting and hold such vote by the later of such dates.

Section 9.2. Effect of Termination

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 9.1, this Agreement (other than as set forth in Sections 7.3 and 9.5) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of any covenant in this Agreement.

(b) In the event that

(i) a bona fide Acquisition Proposal (but substituting 40% for the 15% threshold set forth in the definition thereof (a “Covered Proposal”)) shall have been made to Iron or any of its Subsidiaries or its shareholders and shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to Iron or any of its Subsidiaries (and such Covered Proposal or publicly announced intention shall not have been withdrawn at the time of the Iron Stockholders Meeting) and thereafter this Agreement is terminated by either Steel or Iron pursuant to Section 9.1(d) or by Steel pursuant to Section 9.1(f)(iii),

(ii) this Agreement is terminated by Steel (A) pursuant to Section 9.1(f)(i) and, at the time of the withdrawal, modification or qualification of its adoption of this Agreement or the Iron Directors’ Recommendation (or the agreement to do so), a Covered Proposal (or any bona fide indication of interest that is reasonably capable of becoming a Covered Proposal) shall have been made to Iron or any of its Subsidiaries or its stockholders, directly or indirectly through any Representatives of Iron, or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to Iron or any of its Subsidiaries or (B) pursuant to Section 9.1(f)(iv) or

(iii) this Agreement is terminated by Iron pursuant to clause (i) of Section 9.1(g),

then Iron shall promptly, but in no event later than two days after the date of such termination (provided, however, that the fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 9.1(g)), pay Steel a termination fee of $5,500,000 (the “Termination Fee”) and shall promptly, but in no event later than two days after being notified of such by Steel, pay all of the documented out-of-pocket expenses, including those of the Exchange Agent, incurred by Steel or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, by wire transfer of same day funds; provided, however, that (except in circumstances where Steel has the right to terminate this Agreement pursuant to Section 9.1(f)(i)) no Termination Fee shall be payable to Steel pursuant to clause (i) of this paragraph (b) unless and until (I) any Person (other than Steel) (an “Acquiring Party”) has acquired, by purchase, sale, assignment, lease, transfer or otherwise, in one transaction or any series of related transactions within 15 months of such termination, a majority of the voting power of the outstanding securities of Iron or all or substantially all of the assets of Iron or shall have entered into an agreement with Iron for such an acquisition within 15 months of such termination or (II) there has been consummated a merger, consolidation or similar business combination between Iron or one of its Subsidiaries and an Acquiring Party within such 15 month period. Iron acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Steel and Merger Sub would not enter into this Agreement; accordingly, if Iron fails to promptly pay any amount payable pursuant to this Section 9.2(b), and, in order to obtain such payment, Steel or Merger Sub commences a suit that results in a judgment against Iron, Iron shall pay to Steel or Merger Sub their costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate of Wachovia Bank in effect on the date such payment was required to be made. Except as provided in Section 9.2(a), the parties hereby acknowledge that in the event that full payment is made by Iron of all amounts due pursuant to this Section 9.2(b), such payment shall be Steel’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(c) In the event that a Steel Business Combination Proposal (as hereinafter defined) shall have been made to Steel or any of its Subsidiaries or its stockholders and shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Steel Business Combination Proposal (and such Steel Business Combination Proposal or publicly announced intention shall not have been withdrawn at the time of the Steel Stockholders Meeting) and thereafter this Agreement is terminated by either Steel or Iron pursuant to Section 9.1(e) or by Iron pursuant to clause (iii) of Section 9.1(g), then Steel shall promptly, but in no event later than two days after the date of such termination, pay Iron the Termination Fee and shall promptly, but in no event later than two days after being notified of such by Iron, pay all of the documented out of pocket expenses incurred by Iron in connection with this agreement and the transactions contemplated by this Agreement, by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Steel pursuant to this paragraph (c) unless and until (i) an Acquiring Party has acquired, by purchase, sale, assignment, lease, transfer or otherwise, in one transaction or any series of related transactions within 15 months of such termination, a majority of the voting power of the outstanding securities of Steel or all or substantially all of the assets of Steel or shall have entered into an agreement with Steel for such an acquisition within 15 months of such termination or (ii) there has been consummated a merger, consolidation or similar business combination between Steel or one of its Subsidiaries and an Acquiring Party within such 15 month period. Steel acknowledges that the agreements contained in this Section 9.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Iron would not enter into this Agreement; accordingly, if Steel fails to promptly pay any amount payable pursuant to this Section 9.2(c), and, in order to obtain such payment, Iron commences a suit that results in a judgment against Steel, Steel shall pay to Iron its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate of Wachovia Bank in effect on the date such payment was required to be made. Except as provided in Section 9.2(a), the parties hereby acknowledge that in the event that full payment is made by Steel pursuant to this Section 9.2(c), such payment shall be Iron’s sole and exclusive remedy for monetary damages under this Agreement.

“Steel Business Combination Proposal” means any proposal or offer with respect to (x) a merger, reorganization, share exchange, consolidation or similar transaction involving Steel, (y) any purchase of an equity interest or interests representing, in the aggregate, an amount equal to or greater than a 40% voting or economic interest in Steel or (z) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 40% of the consolidated assets of Steel and its Subsidiaries, taken as a whole.

Section 9.3. Amendment

This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Iron or the stockholders of Steel no amendment may be made which by law or rule of Nasdaq requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.4. Extension; Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.5. Fees, Expenses And Other Payments

Except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party that incurred such costs and expenses, whether or not the Merger is consummated; provided, however, that Steel and Iron shall share equally all costs and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus, as well as those expenses incurred in relation to the filing of the required materials under the HSR Act.

Article X

General Provisions

Section 10.1. Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below. A party electing to provide notice by electronic transmission as provided herein shall also provide mailed copies of any such notice.

(a) If to Steel or Merger Sub:

Salix Pharmaceuticals, Ltd.

1700 Perimeter Park Drive

Morrisville, North Carolina 2756o

Telecopier No.: (919) 862-1097

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail

Suite 300

Raleigh, North Carolina 27607

Telecopier No.: (919) 781-4865

Attention: Donald R. Reynolds, Esq.

(b) If to Iron:

InKine Pharmaceutical Company, Inc.

1787 Sentry Parkway West

Building 18, Suite 440

Blue Bell, Pennsylvania 19422

Telecopier No.: (215) 283-4602

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Telecopier No.: (215) 963-5001

Attn: Richard B. Aldridge, Esq.

Section 10.2. Certain Definitions

For purposes of this Agreement, the term:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person and for purposes of this Agreement shall be deemed to include, without limitation, with respect to Steel and Iron (i) each executive officer of either Steel or Iron, respectively; (ii) each director of either Steel or Iron, respectively; and (iii) each beneficial owner of more than five percent (5%) of Steel Common Stock or Iron

Common Stock, respectively, other than any such beneficial owner who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations.

“beneficial owner” (including the terms “beneficial ownership” and “beneficially own”) means with respect to any shares of capital stock, a Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (i) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” shall mean any lien, pledge, charge, security interest or other encumbrance of any nature.

“Indebtedness” of a Person shall mean (i) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (A) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (B) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person); (iii) obligations of such Person under capital leases, (iv) obligations of such Person arising under acceptance facilities, (v) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (vi) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations of such Person upon which interest charges are customarily paid, (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (x) all executory obligations of such Person in respect of financial hedge contracts (including, without limitation, equity hedge contracts), (xi) all indebtedness of the types referred to in clauses (i) through (x) above for which such Person is obligated under a contingent obligation and (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

“Intellectual Property” means all (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data, and documentation, (v) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (vi) Internet domain names and applications for domain names, (vii) other proprietary rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Iron Convertible Securities” shall mean the Iron Options, Iron Warrants and other rights to acquire or receive shares of Iron Common Stock.

“Material Adverse Effect” shall mean, with respect to a specified Person any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) that has a material adverse effect on the business, operations, assets, liabilities, earnings, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, if any, taken as a whole. Notwithstanding the foregoing, any adverse change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred:

(a) conditions affecting the industries in which the Iron, Steel or their Subsidiaries participate generally or the United States economy generally;

(b) national or international political or social conditions generally, including terrorist attacks (except to the extent disproportionately materially adversely affecting one party compared to the other) and the engagement by the United State in hostilities;

(c) financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index);

(d) changes in any laws, rules, regulations, orders or other binding directives issued by any governmental authority affecting the parties similarly;

(e) any action taken by a party hereto in accordance with this Agreement;

(f) as to any party, any existing event or occurrence or circumstance with respect to which the other party or parties have knowledge as of the date hereof (but not any change to such event, occurrence or circumstance after the date hereof);

(g) any adverse change in or effect that is cured by the Closing;

(h) the public announcement of the transactions contemplated by this Agreement; or

(i) the completion of the transactions contemplated hereby.

“knowledge” means, with respect to Iron or the Iron Subsidiaries, only the actual knowledge of Leonard S. Jacob, M.D., Robert F. Apple, Martin Rose, M.D., J.D. and John M. Cullen, Ph. D., J.D. With respect to Steel or the Steel Subsidiaries, “knowledge” means only the actual knowledge of Carolyn J. Logan, Adam C. Derbyshire, Stephen D. Celestini and William P. Forbes.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group, including, without limitation, any entity or group as defined in Section 13(d) of the Exchange Act.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (i) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment-related, use, property, withholding, excise, occupation, stamp, transfer, value-added and other similar taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

Section 10.3. Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.4. Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or other judgment, decree, injunction or order, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.5. Entire Agreement

This Agreement (together with the Exhibits, the Schedules of Exceptions and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.6. Enforcement

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.7. Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.8. Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights of the Indemnified Persons under Section 7.7.

Section 10.9. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 10.10. Counterparts

This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer

METAL ACQUISITION CORP.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer

INKINE PHARMACEUTICAL COMPANY, INC.

By:	/s/ Leonard S. Jacob
Name:	Leonard S. Jacob
Title:	CEO

Schedule 1.5

Directors of the Surviving Corporation

Carolyn J. Logan

Adam C. Derbyshire

Officers of the Surviving Corporation

Carolyn J. Logan, President and Chief Executive Officer

Adam C. Derbyshire, Vice President, Chief Financial Officer and Assistant Secretary

Stephen D. Celestini, Vice President, General Counsel and Secretary